                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
              Securities Exchange Act of 1934 (Amendment No.   )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12

                               NMT Medical, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               NMT MEDICAL, INC.
                              27 Wormwood Street
                       Boston, Massachusetts 02210-1625

                 Notice of 2000 Annual Meeting of Stockholders
                     To Be Held on Friday, August 18, 2000

  The 2000 Annual Meeting of Stockholders of NMT Medical, Inc. (the "Company") will be held at the Company's offices at 27 Wormwood Street, Boston, Massachusetts 02210, on Friday, August 18, 2000 at 9:00 a.m., local time, to consider and act upon the following matters:

  1. To elect six members of the Board of Directors, each to serve for a one-year term; and

  2. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record at the close of business on June 23, 2000 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          William J. Knight, Secretary
Boston, Massachusetts
July 17, 2000

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                               NMT MEDICAL, INC.
                              27 Wormwood Street
                       Boston, Massachusetts 02210-1625

                            Proxy Statement for the
                      2000 Annual Meeting of Stockholders
                         To Be Held on August 18, 2000

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NMT Medical, Inc. (the "Company") for use at the 2000 Annual Meeting of Stockholders to be held at the Company's offices at 27 Wormwood Street, Boston, Massachusetts, on Friday, August 18, 2000 and at any adjournment of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

  At the close of business on June 23, 2000, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 10,921,721 shares of Common Stock of the Company, par value $.001 per share (the "Common Stock"), constituting all of the outstanding voting stock of the Company. Each share entitles the record holder to one vote on each of the matters to be voted upon at the Annual Meeting.

  The Company's Annual Report for the year ended December 31, 1999 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about July 17, 2000.

  A copy of the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to the Chief Financial Officer, NMT Medical, Inc., 27 Wormwood Street, Boston, Massachusetts 02210-1625. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Votes Required

  The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

  The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be voted in favor of such matter and also will not be counted as shares voting or votes cast on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a plurality of the shares voting or votes cast on such matter.

Stock Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information as of May 31, 2000 with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below and (iv) all directors and executive officers of the Company as of May 31, 2000 as a group:

                                                                  Percentage
                                                      Number of       of
                                                        Shares    Outstanding
                                                     Beneficially   Common
Name and Address of Beneficial Owner(1)                Owned(2)     Stock(3)
---------------------------------------              ------------ -----------
Entities affiliated with J.H. Whitney & Co.(4)......  2,529,010      23.10%
 177 Broad Street
 Stamford, CT 06901

C. Leonard Gordon(5)................................    786,988       7.06%
 c/o Immunotherapy Inc.
 360 Lexington Avenue
 New York, NY 10017

State of Wisconsin Investment Board.................    677,500       6.20%
 P.O. Box 7842
 Madison, WI 53707

Dimensional Fund Advisors Inc.(6)...................    659,600       6.04%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401

Fletcher Spaght, Inc.(7)............................    587,352       5.34%
 222 Berkeley Street
 Boston, MA 02116-3761

Morris Simon, M.D.(8)...............................    184,823       1.69%
 8 Otis Place
 Boston, MA 02108

R. John Fletcher(9).................................     17,500          *
 c/o Fletcher Spaght, Inc.
 222 Berkeley Street
 Boston, MA 02116-3761

Jeffrey R. Jay, M.D.(10)............................     17,500          *
 c/o J.H. Whitney & Co.
 177 Broad Street
 Stamford, CT 06901

Robert A. Van Tassel, M.D.(11)......................     16,250          *
 c/o Minneapolis Cardiology Associates
 920 East 28th Street
 Minneapolis, MN 55047


                                                                Percentage
                                                    Number of       of
                                                      Shares    Outstanding
                                                   Beneficially   Common
Name and Address of Beneficial Owner(1)              Owned(2)     Stock(3)
---------------------------------------            ------------ -----------
Jeffrey F. Thompson(12)...........................      3,056          *
 c/o J.H. Whitney & Co.
 177 Broad Street
 Stamford, CT 06901

Thomas M. Tully(13)...............................    440,841       3.88%

David A. Chazanovitz(14)..........................    160,595       1.45%

William J. Knight(15).............................     14,899          *

All current directors and executive officers of
 the Company as a group (10 persons)(16)..........  1,733,574      14.55%

--------

* Less than 1%
 (1) Except as otherwise indicated, the address of each beneficial owner is c/o NMT Medical, Inc., 27 Wormwood Street, Boston, MA 02210-1625.
 (2) The number of shares of Common Stock beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after May 31, 2000 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.
 (3) The number of shares deemed outstanding for purposes of calculating these percentages is comprised of the 10,921,721 shares of Common Stock outstanding on May 31, 2000, plus any shares of Common Stock issuable to the person in question within 60 days after May 31, 2000 upon exercise of stock options or any other rights held by such person.
 (4) The number of shares owned by J.H. Whitney & Co., a New York limited partnership ("Whitney"), and entities affiliated with Whitney, consists of 1,829,010 shares held of record by Whitney Equity Partners, L.P., a Delaware limited partnership ("Equity Partners"), 561,207 shares held of record by Whitney Subordinated Debt Fund, L.P., a Delaware limited partnership ("Debt Fund"), and 113,793 shares held of record by Whitney. Also includes warrants to purchase 25,000 shares of Common Stock at an exercise price of $3.41 per share held by Whitney. Each of Whitney, Equity Partners and Debt Fund disclaims beneficial ownership of the shares held by the other two partnerships. Excludes shares held of record by Mr. Thompson and Dr. Jay. See Notes 10 and 12.
 (5) Mr. Gordon's shares are all owned jointly with his wife, except for 25,500 shares held in his wife's name. Also includes 221,081 shares of Common Stock issuable to Mr. Gordon within 60 days after May 31, 2000 upon exercise of stock options.
 (6) This information is derived from information provided as of March 31, 2000 by Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts (these investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 659,600 shares of Common Stock as of March 31, 2000. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.
 (7) Consists of an aggregate of 504,023 shares and warrants to purchase 83,329 shares of Common Stock at an exercise price of $2.15 per share held by Fletcher Spaght, Inc., of which Mr. Fletcher is the founder, Chief Executive Officer and a principal stockholder.
 (8) Includes 39,472 shares of Common Stock issuable to Dr. Simon within 60 days after May 31, 2000 upon exercise of stock options. Also includes 26,315 shares which Dr. Simon owns jointly with his wife and 52,630 shares held in his name, Dr. Simon disclaims beneficial ownership of 66,406 shares owned by his wife.
 (9) Consists of 17,500 shares of Common Stock issuable to Mr. Fletcher within 60 days after May 31, 2000 upon exercise of stock options.
(10) Consists of 17,500 shares of Common Stock issuable to Dr. Jay within 60 days after May 31, 2000 upon exercise of stock options. Dr. Jay is a managing member of J.H. Whitney Equity Partners, L.L.C., the general partner of Equity Partners, and a general partner of both Debt Fund and Whitney. Dr. Jay disclaims beneficial ownership of the shares held by Equity Partners, Debt Fund and Whitney, except to the extent of his proportionate pecuniary interests in these funds or these entities.
(11) Consists of 16,250 shares of Common Stock issuable to Dr. Van Tassel within 60 days after May 31, 2000 upon exercise of stock options.
(12) Consists of 3,056 shares of Common Stock issuable to Mr. Thompson within 60 days after May 31, 2000 upon exercise of stock options. Mr. Thompson is Vice President of Whitney and disclaims beneficial ownership of the shares held by Whitney, Equity Partners and Debt Fund, except to the extent of his proportionate pecuniary interests in these funds or these entities.
(13) Includes 437,815 shares of Common Stock issuable to Mr. Tully within 60 days after May 31, 2000 upon exercise of stock options. Mr. Tully resigned as President and Chief Executive Officer and a director on April 8, 2000. Mr. Tully continues to perform certain services for the Company as a part-time employee.
(14) Includes 108,159 shares of Common Stock issuable to Mr. Chazanovitz within 60 days after May 31, 2000 upon exercise of stock options and warrants to purchase 28,489 shares of Common Stock at an exercise price of $2.15 per share.
(15) Includes 13,500 shares of Common Stock issuable to Mr. Knight within 60 days after May 31, 2000 upon exercise of stock options.
(16) Includes an aggregate of 993,944 shares of Common Stock issuable upon exercise of stock options and warrants within 60 days after May 31, 2000 that are held by all current directors and executive officers as of May 31, 2000 as a group and by Mr. Tully.

                             ELECTION OF DIRECTORS

  The persons named in the enclosed proxy will vote to elect as directors the six nominees listed below, each to serve for a one-year term, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors.

  The Company currently has a seven member Board of Directors. Following the election of the nominees listed below there will be a vacancy on the Board of Directors. The members of the Board of Directors will be entitled to fill the vacancy. The proxies mailed with this proxy statement cannot be voted for a greater number of persons than the nominees named in this proxy statement.

Nominees

  Set forth below for each nominee are his name and age, his position(s) with the Company, his principal occupation and business experience during the past five years, and, where applicable, the year of his first election as a director of the Company:

  Morris Simon, M.D., age 74, a co-founder of the Company, has been a director and the Scientific Director of the Company since 1986. Dr. Simon currently provides consulting services to the Company. Since 1973, Dr. Simon has been a Chairman and Director of Clinical Radiology at Boston's Beth Israel Hospital, now Beth Israel Deaconess Medical Center. Since 1976, he has been a Professor of Radiology at Harvard Medical School and in 1997 became Professor Emeritus. The Company is an outgrowth of his pioneering research on the medical potential of the thermal shape-memory alloy, nitinol, initiated in his laboratory at Beth Israel Hospital.

  C. Leonard Gordon, age 70, served as Acting President and Chief Executive Officer of the Company from April 2000 until May 2000 when he was appointed Managing Director of the Company. A co-founder of the Company, Mr. Gordon served as the Company's Chief Executive Officer and President, from August 1990 to January 1996 and as Chairman of the Board from January 1996 until January 1998. Mr. Gordon has served as a director of the Company since its inception in 1986. Mr. Gordon has been engaged in venture capital enterprises for more than ten years, particularly in the field of new medical technologies and devices. He was co-founder and Chief Executive Officer of (i) Oxigene, Inc. a publicly-traded company engaged in the design and development of drugs and (ii) Biofield Corp., a publicly-traded medical device company that has developed a breast cancer detection system. Mr. Gordon served as Chairman of the Board and Chief Executive Officer of Immunotherapy Inc., a privately-held biotechnology company and as President and Chief Executive Officer of Vacold LLC, a developmental biotechnology company.

  R. John Fletcher, age 54, has been a director of the Company since January 1996. In May 2000, he was appointed Co-Chief Executive Officer of the Company as part of the Company's interim management team until a new Chief Executive Officer is hired to fill the vacancy created by Mr. Tully's resignation on April 8, 2000. Mr. Fletcher is the founder and Chief Executive Officer of Fletcher Spaght, Inc., a management consulting company which specializes in strategic development for health care and high technology businesses ("Fletcher Spaght"). Prior to founding Fletcher Spaght, Inc. in 1983, he was a senior member of The Boston Consulting Group, a management consulting company. From April 1995 to February 1996, Mr. Fletcher was the Chairman of the Board of InnerVentions, Inc., a wholly-owned subsidiary of Fletcher Spaght, Inc. ("InnerVentions") which the Company acquired in February 1996. Mr. Fletcher is a director of AutoImmune, Inc., a biotechnology company developing orally administered pharmaceutical products and Fischer Imaging Corporation, a medical device company.

  Jeffrey R. Jay, M.D., age 42, has been a director of the Company since March 1996 and served as Chairman of the Board since 1998. In May 2000, he was appointed Co-Chief Executive Officer of the Company as part of the Company's interim management team until a new Chief Executive Officer is hired to fill the vacancy created by Mr. Tully's resignation on April 8, 2000. Since September 1993, he has been a General Partner of J.H. Whitney & Co., a venture capital investment partnership. Dr. Jay is also a director of Advance Paradigm, Inc., a pharmaceutical benefits manager, CareScience, Inc., an Internet-based tools provider in the healthcare industry, and Niku Corporation, an Internet software company.

  Jeffrey F. Thompson, age 41, has been a director of the Company since June 1999. Mr. Thompson has been Vice President of J.H. Whitney & Co., a venture capital investment partnership, since August 1998. From 1981 until joining J.H. Whitney & Co., Mr. Thompson worked in various aspects of commercial banking, most recently as a Senior Vice President of Transamerica Business Credit Corp., a financial services company, from March 1997 to August 1998. From September 1996 to March 1997, Mr. Thompson served as Manager for NYNEX Credit Corp., a financial services company. From January 1992 to October 1995, Mr. Thompson served as Vice President for Heller Financial, Inc., a financial services company.

  Robert A. Van Tassel, M.D., age 61, has been a director of the Company since March 1997. Dr. Van Tassel is a Board-certified cardiologist and has been practicing as a consulting cardiologist at the Minneapolis Heart Institute at Abbott Northwestern Hospital in Minneapolis since 1970. He is currently Chairman of the Abbott Northwestern Hospital Cardiovascular Services Division and a member of the Board of Directors of both Abbott Northwestern Hospital and Medica Health Plan. Dr. Van Tassel has also served as a Clinical Professor of Medicine at the University of Minnesota since 1972. In addition, Dr. Van Tassel was a founder of the Minneapolis Heart Institute and past President of the Institute's Foundation. Dr. Van Tassel was also a founder of AngioMedics Inc., a medical device company which was purchased by Pfizer Corporation in 1986. Dr. Van Tassel is also a director of Boston Advanced Technologies, Inc., a high-tech company producing precision sensor technology, AngioMedics II, a medical technology company, Illuminex, a start-up company in the field of restenosis, and ProMedicus, a medical information company. He is a Principal in TriCardia, LLC, a life sciences consulting company.

  In connection with the acquisition by the Company of the CardioSEAL Septal Occluder technology in 1996 from InnerVentions, the Company agreed to use its best efforts to nominate a designee of Fletcher Spaght as a director of the Company, and certain of the Company's stockholders agreed to vote their shares of Common Stock in favor of such designee. Fletcher Spaght's designee, R. John Fletcher, the founder and Chief Executive Officer of Fletcher Spaght, was first elected to the Board of Directors of the Company in January 1996 and has served on the Board of Directors of the Company since that time.

  In connection with the Company's 1996 preferred stock financing, in which Whitney Equity Partners, L.P. ("Equity Partners") purchased 1,829,010 shares (on a common stock equivalent basis) of the Company's capital stock, certain of the Company's stockholders agreed to vote their shares of Common Stock in favor of two Board designees of Equity Partners. Equity Partners' designees are Jeffrey R. Jay, M.D. and Jeffrey F. Thompson. Dr. Jay was initially elected to the Board of Directors of the Company in March 1996 and has served on the Board of Directors of the Company since that time. Mr. Thompson was initially elected to the Board of Directors of the Company in June 1999 and has served on the Board of Directors of the Company since that time.

  There are no family relationships among any of the executive officers and director nominees of the Company.

Board and Committee Meetings

  The Board of Directors met 12 times during 1999. Each director attended at least 75% of the meetings of the Board and of the committees on which he then served.

  The Board of Directors has a standing Audit Committee, which is responsible for reviewing the scope and results of the annual audit, discussing the Company's internal accounting control policies and procedures and considering and recommending the selection of the Company's independent auditors. The current members of the Audit Committee are Messrs. Gordon, Thompson and Fletcher, each a non-employee director. The Audit Committee held two meetings during 1999.

  The Board of Directors has a standing Compensation Committee, which is responsible for reviewing the Company's overall compensation policies and setting the compensation of the Company's executive officers. The current members of the Compensation Committee are Mr. Gordon and Dr. Jay. Mr. Tully also served on the Compensation Committee until his resignation from the Board of Directors on April 8, 2000. The Compensation Committee held three meetings during 1999.

  The Board of Directors has a standing Stock Option Committee, which administers the Company's stock option plans. The current members of the Stock Option Committee are Mr. Fletcher and Dr. Jay. The Stock Option Committee held three meetings during 1999.

  The Board of Directors has a standing Independent Committee, which monitors the performance of the Company's investment in Image Technologies Corporation and provides oversight where a potential conflict of interest exists. The current members of the Independent Committee are Drs. Jay and Van Tassel and Mr. Fletcher. The Independent Committee held three meetings during 1999.

Compensation Committee Interlocks and Insider Participation

  The Company's Compensation Committee is comprised of three members, including two of the Company's non-employee directors. The current members are Mr. Gordon and Dr. Jay. Mr. Tully, the Company's former President and Chief Executive Officer, also served on the Compensation Committee until his resignation from the Board of Directors on April 8, 2000. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of the Compensation Committee of the Company.

Director Compensation

  Each non-employee director of the Company, not otherwise compensated by the Company, receives a fee of $2,000 for attendance at each Board meeting. During 1999, the fee for attendance at each Board meeting was $1,000. All directors receive reimbursement of travel expenses incurred in connection with their attendance at Board and Committee meetings.

  In 1996, the Board of Directors adopted, and the stockholders approved, the 1996 Stock Option Plan for Non-Employee Directors (the "1996 Directors' Stock Plan"), which provides for the issuance of a maximum of 150,000 shares of Common Stock. On the effective date of the 1996 Directors' Stock Plan, each non-employee director of the Company who did not otherwise receive compensation from the Company received an option to purchase 10,000 shares of Common Stock. In addition, the 1996 Directors' Stock Plan also provides for an initial option grant to purchase 10,000 shares of Common Stock to each new non-employee director upon his or her initial election to the Board of Directors. These options vest in equal monthly installments over a three-year period. In addition to this initial grant, the 1996 Directors' Stock Plan provides for annual grants of stock options to purchase 2,500 shares of Common Stock to each eligible director, other than to a director who receives an initial grant of options in the same year. These options become fully vested six months after the date of grant. The exercise price of options granted under the 1996 Directors' Stock Plan will equal the fair market value of the Common Stock on the date of grant. In the event an optionee ceases to serve as a director, each option may be exercised by the optionee for the portion then exercisable at any time within one year after the optionee ceases to serve as a director of the Company.

Executive Compensation

                          Summary Compensation Table

  The following table sets forth certain information concerning the compensation for each of the last three fiscal years for the Company's Chief Executive Officer and its two other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in the fiscal year ended December 31, 1999 (collectively, the "Named Executives").

                                                     Long-Term
                                                    Compensation
                                                       Awards
                                                    ------------
                                                     Number of
                                     Annual          Securities
                                  Compensation       Underlying
                              ---------------------    Stock         All Other
                                    Salary   Bonus    Options       Compensation
Name and Principal Position   Year   ($)      ($)    (#)(1)(2)         ($)(3)
---------------------------   ---- -------- ------- ------------    ------------
Thomas M. Tully.............. 1999 $292,614 $11,666   100,000          $ --
 Former President and Chief   1998  249,760     --      3,225            --
  Executive Officer(4)
                              1997  216,426  57,500    50,000(ITC)       --

David A. Chazanovitz......... 1999  191,946     --        --             --
 President, NMT Neurosciences 1998  196,410     --      3,225            --
  Division
                              1997  171,085  19,000    15,000            --

William J. Knight............ 1999  160,414   9,000    16,750            --
 Vice President-Finance       1998   42,000  20,000    51,000            --
 and Administration, Chief
 Financial Officer(5)

--------
(1) The Company has never granted any stock appreciation rights.
(2) In addition to receiving options to purchase Common Stock of the Company, certain of the Named Executives have been granted options to purchase Common Stock of Image Technologies Corporation, an affiliate of the Company (designated in the table as "ITC"), as compensation for service to ITC in capacities other than as an executive officer of the Company. The options vest in four equal annual installments commencing on the date of grant. The vesting of these options is subject to acceleration in the event of any change of control of ITC.
(3) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total of annual salary and bonus for the Named Executives for the fiscal year.
(4) Mr. Tully resigned as President and Chief Executive Officer and as a member of the Board of Directors of the Company on April 8, 2000. Mr. Tully continues to perform certain services for the Company as a part-time employee.
(5) The 1998 bonus was paid to Mr. Knight as a signing bonus upon his commencement of employment with the Company in September 1998. Mr. Knight was granted an option to purchase 16,750 shares of Common Stock at an exercise price of $4.94 per share in February 2000 as a 1999 bonus. In May 2000, Mr. Knight was appointed Co-President, along with Randall W. Davis, the Company's Vice President of Sales and Marketing, Septal Repair Division, as part of the Company's interim management team following Mr. Tully's resignation in April 2000.

                       Option Grants in Last Fiscal Year

  The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 1999 to each of the Named Executives.

                                                Individual Grants
                         ---------------------------------------------------------------
                                                                           Potential
                                                                       Realizable Value
                                    Percentage                         at Assumed Annual
                         Number of   of Total                           Rates of Stock
                         Securities  Options                                 Price
                         Underlying Granted to Exercise or             Appreciation for
                          Options   Employees   Base Price              Option Term(2)
                          Granted   in Fiscal   per Share   Expiration -----------------
          Name              (#)      Year (%)  ($/share)(1)    Date     5%($)    10%($)
          ----           ---------- ---------- ------------ ---------- -------- --------
Thomas M. Tully.........  100,000      35.5%      $4.38      1/19/09   $275,000 $698,000
David A. Chazanovitz....      --        --          --           --         --       --
William J. Knight(3)....      --        --          --           --         --       --

--------
(1) The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holder's continued employment through the option period and the date on which the options are exercised.
(3) Excludes Mr. Knight's option to purchase 16,750 shares of Common Stock at an exercise price of $4.94 per share which was granted in February 2000 as a 1999 bonus.

                  Aggregated Option Exercises in Last Fiscal
                    Year and Fiscal Year-End Option Values

  The following table sets forth, for each Named Executive, the number of shares of Common Stock acquired upon exercise of options during the fiscal year ended December 31, 1999, the aggregate dollar value realized upon such exercise and the number and value of unexercised options held by each Named Executive on December 31, 1999.

                          Number
                         of Shares
                         Acquired             Number of Securities
                            on      Value    Underlying Unexercised     Value of Unexercised
                         Exercise  Realized  Options at December 31,   In-the-Money Options at
          Name              (#)     ($)(1)           1999(#)          December 31, 1999 ($)(2)
          ----           --------- -------- ------------------------- -------------------------
                                            Exercisable Unexercisable Exercisable Unexercisable
                                            ----------- ------------- ----------- -------------
Thomas M. Tully(3)......    --       $--      412,815      110,000     $192,105      $   --
David A.
 Chazanovitz(4).........    --        --      104,409       33,289       57,439       11,526
William J. Knight(5)....    --        --       13,500       37,500          --           --

--------
(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.
(2) Represents the difference between the last reported sale price per share of the Common Stock on December 31, 1999 ($2.875 per share), as reported on the Nasdaq National Market, and the option exercise price, multiplied by the number of shares underlying the options.
(3) Exercisable includes options to purchase 263,157 shares at an exercise price of $2.15 per share, 116,433 shares at $6.95 per share, 30,000 shares at $10.00 per share and 3,225 shares at $4.56 per share. Unexercisable includes options to purchase 10,000 shares at an exercise price of $10.00 per share and 100,000 shares at $4.38 per share.
(4) Exercisable includes options to purchase 78,684 shares at an exercise price of $2.15 per share, 18,750 shares at $10.00 per share, 3,750 shares at $7.38 per share and 3,225 shares at $4.56 per share. Unexercisable includes options to purchase 15,789 shares at an exercise price of $2.15 per share, 6,250 shares at $10.00 per share and 11,250 shares at $7.38 per share.
(5) Exercisable includes options to purchase 12,500 shares at an exercise price of $4.25 per share and 1,000 shares at $4.56 per share. Unexercisable consists of options to purchase 37,500 shares at an exercise price of $4.25 per share. Excludes Mr. Knight's option to purchase 16,750 shares of Common Stock at an exercise price of $4.94 per share which was granted in February 2000 as a 1999 bonus.

Employment and Severance Agreements

  Effective January 1, 1999, the Company entered into a three-year employment agreement with Thomas M. Tully, then the Company's President and Chief Executive Officer. Pursuant to this agreement, Mr. Tully received a salary of $292,200 in 1999. In addition, in connection with the execution of his employment agreement, the Company granted Mr. Tully stock options to purchase an aggregate of 100,000 shares of the Company's Common Stock (the "Options") at an exercise price of $4.38 per share and paid Mr. Tully a bonus of $11,666. The Options will, to the maximum extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), constitute incentive stock options, with any balance of the Options to be treated as non-statutory options. The Options vest in four equal annual installments on the first, second, third and fourth anniversaries of the grant date. Mr. Tully resigned from his position as President and Chief Executive Officer of the Company on April 8, 2000. Pursuant to the terms of the employment agreement, the Company will pay

Mr. Tully severance equal to twelve months salary. In order to assist the Company with respect to management transition and several on-going marketing, litigation and other business issues, Mr. Tully has entered into a one-year employment agreement with the Company, commencing April 8, 2000. Mr. Tully will receive an annual salary of $25,000. During the term of this employment agreement, Mr. Tully's stock options will continue to vest. All exercisable Options held by Mr. Tully will expire three months after termination of his employment. Mr. Tully has agreed not to compete with the Company for a period of one year after he ceases to be employed by the Company.

  Effective July 1, 1998, the Company entered into a two-year employment agreement with David A. Chazanovitz, the President of the Company's NMT Neurosciences Division. Pursuant to this agreement, Mr. Chazanovitz currently receives a salary of $205,000 per year. In addition, the Company agreed to pay Mr. Chazanovitz additional cash compensation for extraordinary costs attributable to Mr. Chazanovitz's assignment in France. Mr. Chazanovitz has agreed not to compete with the Company for a period of one year after he ceases to be employed by the Company.

Certain Transactions

  The Company's July 1998 acquisition of the neurosurgical instruments business of Elekta AB (Publ), a Swedish corporation, was financed, in part, with a $20 million subordinated note issued to an affiliate of J.H. Whitney & Co., a significant stockholder of the Company. The subordinated note is due September 30, 2003 with quarterly interest payable at 10.101% per annum. In September 1999, the principal amount of the subordinated note was reduced to $6 million. In addition, in April 2000 the Company used a portion of the proceeds from its sale of the U.K. operations and certain other assets of the NMT Neurosciences division to further reduce the principal amount of the subordinated note payable by $500,000 to $5.5 million.

  In April 1987, the Company entered into a Technology Purchase Agreement with Morris Simon, M.D. pursuant to which the Company agreed to pay Dr. Simon certain royalty payments based on sales of products using the technology invented by Dr. Simon relating to the Company's Simon Nitinol Filter. Dr. Simon assigned a percentage of his royalty payments to the Beth Israel Hospital Association. In February 1998, the Company and Dr. Simon entered into a two-year consulting agreement pursuant to which Dr. Simon agreed to perform certain consulting and advisory services for the Company, such services not to exceed eight days per month. The Company agreed to pay Dr. Simon $8,333 per month for such services as well as certain royalty payments and license fees based on sales of products which are covered by an issued patent and which are developed by Dr. Simon, solely or jointly with others, during the term of the consulting agreement. The term of the consulting agreement will be automatically extended for successive one-year periods unless either party gives 60 days' prior written notice. If the Company terminates the agreement, other than for material breach, the Company will be obligated to continue to pay Dr. Simon's monthly consulting fee for twelve months and will be obligated to continue to make royalty and license fee payments. In the event of Dr. Simon's death, the royalty payments and license fees shall continue to be payable to the executors or personal representatives of his estate. In addition, in connection with the consulting arrangement, Dr. Simon received non-qualified stock options to purchase 50,000 shares of Common Stock of the Company at an exercise price of $10.50 per share. The options vest upon the achievement of certain milestones as described in the option agreements, are exercisable for a period of ten years after the date of grant and become immediately exercisable in the event of a change of control of the Company. Certain of the shares of Common Stock issuable upon exercise of the options are subject to "piggy-back" registration rights. The Company paid Dr. Simon $100,000 in 1999 for such services.

  From June 1999 through November 1999, Fletcher Spaght provided certain consulting services to the Company, for which services the Company paid approximately $110,000 to Fletcher Spaght. R. John Fletcher, a member of the Board of Directors and interim Co-Chief Executive Officer of the Company is currently the Chief

Executive Officer of Fletcher Spaght. Fletcher Spaght is a beneficial owner of more than 5% of the outstanding shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Except as described below, and based solely upon a review of reports submitted, and representations made, to the Company, the Company believes that during 1999 its executive officers, directors and holders of more than 10% of the outstanding shares of Common Stock complied with all Section 16(a) filing requirements.

  In July 1999, R. John Fletcher, a director and interim Co-Chief Executive Officer of the Company, filed an Annual Statement of Changes in Beneficial Ownership to report the grant of stock options to purchase 2,500 shares of Common Stock at an exercise price of $6.31 per share on June 3, 1998.

  In July 1999, C. Leonard Gordon, a director and Managing Director of the Company, filed a Statement of Changes in Beneficial Ownership to report the exercise of stock options to purchase 65,788 shares of Common Stock at an exercise price of $1.14 per share on March 26, 1999. In November 1999, Mr. Gordon filed a Statement of Changes in Beneficial Ownership to report his purchase of 5,500 shares of Common Stock at a purchase price of $2.74 per share on September 29, 1999.

  In February 2000, Jeffrey R. Jay, M.D., the Chairman of the Board of Directors and interim Co-Chief Executive Officer of the Company, filed an Annual Statement of Changes in Beneficial Ownership to report the grant of stock options to purchase 2,500 shares of Common Stock at an exercise price of $6.31 per share on June 3, 1998.

Report of the Compensation Committee and Stock Option Committee

  The Compensation Committee and the Stock Option Committee of the Company's Board of Directors, are responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and setting the compensation for these individuals. Until April 2000 when Mr. Tully resigned as President and Chief Executive Officer and a director of the Company, the Compensation Committee was comprised of Mr. Tully and two non-employee directors, Mr. Gordon and Dr. Jay. When Mr. Tully resigned as a member of the Board, he resigned as a member of the Compensation Committee. The vacancy created by Mr. Tully's resignation has not been filled. The Stock Option Committee is currently comprised of two non-employee directors, Mr. Fletcher and Dr. Jay.

  The Company's executive compensation program is designed to maximize the performance of the Company's executive officers and, thereby, to maximize the Company's business goals and stockholder returns. Executive compensation consists of a combination of base salary, annual cash bonuses and merit-based stock incentives. The Compensation Committee considers merit-based stock incentives, which are determined by the Stock Option Committee, to be a critical component of an executive's compensation package for purposes of helping to align that executive's interests with stockholder interests.

  Compensation Philosophy

  The objectives of the executive compensation program are to align compensation with business objectives and individual performance and to enable the Company to attract, retain and reward executive officers who are expected to contribute to the long-term success of the Company. The Company's executive compensation philosophy is based on the principles of competitive and fair compensation and sustained performance.

  .  Competitive and Fair Compensation

    The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Company compares its compensation practices with those of similar companies in the industry and sets the Company's compensation guidelines based on this review. The Compensation Committee believes compensation for the Company's executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar businesses and in companies of comparable size and success. The Compensation Committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the Company.

  .  Sustained Performance

    Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic scientific and business plan goals are met, including such factors as meeting budgeted financial targets, continued innovation in the development of the Company's technologies and formation of new business alliances and acquisitions. Individual performance is evaluated by reviewing the attainment of specified individual objectives.

  In evaluating each executive officer's performance, the Compensation Committee and the Stock Option Committee generally conform to the following process:

  . Company and individual goals and objectives are set at the beginning of the performance cycle.

  . At the end of the performance cycle, the accomplishment of the executive's goals and objectives and his contributions to the Company are evaluated and communicated to the executive.

  . The results, combined with comparative compensation practices of other companies in the industry, are then used to review base salary levels and to determine cash bonuses and stock compensation awards.

  Annual compensation for the Company's executives generally consists of three elements -- base salary, cash bonuses and stock options.

  Base salaries of the Company's executives are generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the particular executive. Payment of bonus awards is based on the Company's financial performance as well as on individual performance measured against targeted performance and various additional performance criteria. Seventy-five percent of each executive's bonus compensation is objectively determined and based upon the Company's achievement of financial goals established by the Board of Directors. The remaining twenty-five percent of each executive's bonus compensation is subjectively determined based upon targeted performance criteria which varies for each executive based on his area of responsibility. Subjective performance criteria include an executive's ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success. Based upon a review of this criteria, the Compensation Committee approved a bonus payment to Mr. Knight.

  Compensation at the executive officer level also includes the long-term incentives afforded by stock options. The stock option program, which is administered by the Stock Option Committee, is designed to align the long-term interests of the Company's employees and its stockholders and to assist in the retention of executives. The size of option grants is generally intended to reflect the executive's position with the Company and his contributions to the Company, including his success in achieving the individual performance criteria described above. The option program generally uses a four-year vesting period to encourage key employees to continue in the employ of the Company. When granting stock options, it has generally been the policy of the Company to fix the exercise price of such options at 100% of the fair market value of the Common Stock on the date of grant. During 1999, all current executive officers received options to purchase an aggregate of 100,000 shares of Common Stock, at a weighted average exercise price of $4.38 per share.

  Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Code, generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1.0 million paid to a corporation's chief executive officer and any of its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company's 1996 Stock Option Plan and 1998 Equity Incentive Plan have been structured to qualify income received upon the exercise of stock options granted under such plans as qualifying performance-based compensation. The Company intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with the statute so as to mitigate any disallowance of deductions.

  Mr. Tully's 1999 Compensation

  Mr. Tully resigned as President and Chief Executive Officer of the Company on April 8, 2000. Pursuant to the terms of his three year employment agreement with the Company, Mr. Tully's salary for 1999 increased to $292,200 from $249,760 in 1998. In connection with the signing of his employment contract, which became effective on January 1, 1999, Mr. Tully also received options to purchase 100,000 shares of Common Stock at an exercise price of $4.38 per share. Mr. Tully did not participate in the Compensation Committee's discussion of his 1999 bonus compensation.

                                          Compensation Committee

                                          C. Leonard Gordon
                                          Jeffrey R. Jay, M.D.

                                          Stock Option Committee

                                          R. John Fletcher
                                          Jeffrey R. Jay, M.D.

Stock Performance Graph

  The following graph compares the cumulative total stockholder return on the Common Stock of the Company from September 27, 1996 (the date the Company's Common Stock was registered under the Securities Exchange Act of 1934, as amended) through December 31, 1999 with the cumulative total return during this period of (i) The Nasdaq Stock Market--U.S. Index and (ii) The S&P Health Care (Medical Products and Supplies) Index. This graph assumes the investment of $100 on September 27, 1996 in the Company's Common Stock and in each of the indices listed above, and assumes dividends are reinvested.

                             [GRAPH APPEARS HERE]

                            CUMULATIVE TOTAL RETURN


                                    9/27/1996 12/1996 12/1997 12/1998 12/1999
    -------------------------------------------------------------------------
      NMT Medical, Inc.                100      114      73      34      26
    -------------------------------------------------------------------------
      Nasdaq
      Stock Market-U.S. Index          100      113     138     195     352
    -------------------------------------------------------------------------
      S&P Health Care (Medical
      Products and Supplies) Index     100      115     144     207     192

                             INDEPENDENT AUDITORS

  The Board of Directors has selected the firm of Arthur Andersen LLP as independent auditors of the Company for the current fiscal year. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and to make a statement if he or she so desires.

                                 OTHER MATTERS

Matters to be Considered at the Meeting

  The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

  The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, e-mail and personal interviews. The Company will also request that brokerage houses, custodians, nominees and fiduciaries both forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting such proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Stockholder Proposals for 2001 Annual Meeting

  Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company at its principal offices, 27 Wormwood Street, Boston, Massachusetts 02210 no later than March 19, 2001 in order to be considered for inclusion in the proxy statement for that meeting.

  If a stockholder of the Company wishes to present a proposal before the 2001 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice by June 2, 2001. If a stockholder fails to provide timely notice of a proposal to be presented at the 2001 Annual Meeting of Stockholders, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

                                          By Order of the Board of Directors,

                                          William J. Knight, Secretary

July 17, 2000

  THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR STOCK PERSONALLY EVEN IF YOU HAVE SENT IN YOUR PROXIES.

                                                                      Appendix A

                               NMT MEDICAL, INC.
                ANNUAL MEETING OF STOCKHOLDERS-AUGUST 18, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, revoking all prior proxies, hereby appoints William J. Knight and Michael J. LaCascia, and each of them, with power of substitution and revocation, as Proxies to represent and vote as designated hereon all the shares of stock of NMT MEDICAL, INC. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 27 Wormwood Street, Boston, Massachusetts 02210-1625, on Friday, August 18, 2000 at 9:00 a.m., Boston, Massachusetts time, and at any adjournment thereof.

        PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
                         POSTAGE-PAID RETURN ENVELOPE

(continued and to be signed on the reverse side)                SEE REVERSE SIDE

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                               NMT MEDICAL, INC.

                                August 18, 2000

                Please Detach and Mail in the Envelope Provided


A [X] Please mark your votes
      as in this example using
      dark ink only.

                 FOR all the nominees
                    listed at right            WITHHOLD authority
               (except as marked to the     to vote for all nominees
                    contrary below)             listed at right           Nominees:
PROPOSAL 1-                                                                   Morris Simon,  M.D.
   Election of                                                                C. Leonard Gordon
   Directors:            [_]                          [_]                     R. John Fletcher
                                                                              Jeffrey R. Jay, M.D.
                                                                              Jeffrey F. Thompson
                                                                              Robert A. Van Tassel, M.D.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO
VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
LINE THROUGH THAT NOMINEE'S NAME AT RIGHT.

The Board of Directors recommends a vote FOR the election of the nominees.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

SIGNATURE OF STOCKHOLDER________________________________ DATE:__________, 2000

Note: Please sign exactly as name appears on this proxy, indicating, where proper, official position or representative capacity. If the stock is registered in the names of two or more persons, each should sign. When signing as an executor, administrator, trustee, guardian or attorney, please give full title of such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

                                      A-2